Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

FIRST AMERICAN INTERNATIONAL CORP.

and

RBB BANCORP

Dated as of April 23, 2018

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER	8
1.1 The Merger.	8
1.2 Effective Time and Effect of Merger.	9
1.3 Closing	10
1.4 Conversion of Company Common Stock	11
1.5 Parent Common Stock	12
1.6 Treatment of Stock Options.	12
1.7 Treatment of Company Preferred Stock	12
1.8 Tax Consequences	13
Article II EXCHANGE OF SHARES	13
2.1 Parent to Make Merger Consideration Available	13
2.2 Exchange of Shares.	13
2.3 Dissenters’ Rights	16
2.4 Directors Voting Agreements	16
Article III REPRESENTATIONS AND WARRANTIES OF COMPANY	16
3.1 Corporate Organization.	17
3.2 Capitalization.	18
3.3 Authority; No Violation.	19
3.4 Consents and Approvals	20
3.5 Reports	21
3.6 Financial Statements.	21
3.7 Broker’s Fees	22
3.8 Absence of Certain Changes or Events.	22
3.9 Legal Proceedings.	22
3.10 Taxes and Tax Returns.	22
3.11 Employees and Employee Benefit Plans.	24
3.12 Compliance with Applicable Law	27
3.13 Certain Contracts.	28
3.14 Agreements with Regulatory Agencies	29
3.15 Risk Management Instruments	29
3.16 Environmental Matters	29
3.17 Investment Securities and Commodities.	30
3.18 Real Property	31
3.19 Intellectual Property	31
3.20 Related Party Transactions	32
3.21 Anti-takeover Provisions	32
3.22 Reorganization	32

3.23 Opinion	32
3.24 Company Information	32
3.25 Loan Portfolio.	33
3.26 Insurance	34
3.27 Trust Business	34
3.28 No Other Representations or Warranties.	34
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT	35
4.1 Corporate Organization.	35
4.2 Capitalization.	36
4.3 Authority; No Violation.	37
4.4 Consents and Approvals	37
4.5 Reports.	38
4.6 Financial Statements.	39
4.7 Broker’s Fees	40
4.8 Absence of Certain Changes or Events.	40
4.9 Legal Proceedings.	40
4.10 Taxes and Tax Returns	41
4.11 Employees and Employee Benefit Plans.	41
4.12 Compliance with Applicable Law.	44
4.13 Certain Contracts.	45
4.14 Agreements with Regulatory Agencies	45
4.15 Environmental Matters	45
4.16 Related Party Transactions	46
4.17 State Takeover Laws	46
4.18 Reorganization	46
4.19 Opinion	47
4.20 Parent Information	47
4.21 No Other Representations or Warranties.	47
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS	47
5.1 Conduct of Business of the Company and Parent Prior to the Effective Time	47
5.2 Company Forbearances	48
5.3 Parent Forbearances	51
Article VI ADDITIONAL AGREEMENTS	52
6.1 Regulatory Matters.	52
6.2 Access to Information and Confidentiality.	54
6.3 Shareholders’ Approvals	55
6.4 Legal Conditions to Merger	56
6.5 Stock Exchange Listing	57
6.6 Employee Benefit Plans.	57
6.7 Indemnification; Directors’ and Officers’ Insurance.	59

6.8 Advice of Changes	60
6.9 Corporate Governance.	60
6.10 Acquisition Proposals.	61
6.11 Public Announcements	63
6.12 Change of Method	63
6.13 Takeover Statutes	63
6.14 Exemption from Liability Under Section 16(b)	63
6.15 Assumption of Company Debt	63
6.16 Transition	64
6.17 Tax Treatment of the Merger	64
6.18 Shareholder and Confidentiality Agreement	64
6.19 FIRPTA Certificate	64
Article VII CONDITIONS PRECEDENT	65
7.1 Conditions to Each Party’s Obligation to Effect the Merger	65
7.2 Conditions to Obligations of Parent	65
7.3 Conditions to Obligations of the Company	66
Article VIII TERMINATION AND AMENDMENT	67
8.1 Termination	67
8.2 Effect of Termination.	68
Article IX GENERAL PROVISIONS	70
9.1 Nonsurvival of Representations, Warranties and Agreements	70
9.2 Amendment	70
9.3 Extension; Waiver	70
9.4 Expenses	70
9.5 Notices	70
9.6 Interpretation	71
9.7 Counterparts	72
9.8 Entire Agreement	72
9.9 Governing Law; Jurisdiction.	72
9.10 Waiver of Jury Trial	73
9.11 Assignment; Third Party Beneficiaries	73
9.12 Specific Performance	74
9.13 Severability	74
9.14 Delivery by Facsimile or Electronic Transmission	74

INDEX OF DEFINED TERMS

Page

$63
Acquisition Proposal	54
affiliate	63
Agreement	1
Bank Merger	1
Bank Merger Agreement………………….……….………….………….……..………..…….….	2
BHC Act	10
business day	63
Cash Consideration	4
Certificate	4
Certificate of Merger	2
certificates	6
CFC	1
CGCL	1
Closing	3
Closing Date	3
Code	1
Company	1
Company 401(k) Plan	50
Company Benefit Plans	16
Company Board of Directors………………………………………………….…….……….........	5
Company Bylaws	10
Company Certificate	10
Company Common Stock	3
Company Contract	21
Company Disclosure Schedule	9
Company Indemnified Parties	51
Company Meeting	47
Company Owned Properties	23
Company Preferred Stock	11
Company Qualified Plans	17
Company Real Property	23
Company Recommendation	12
Company Regulatory Agreement	21
Company Reports	14
Company Stock Option	4
Company Stock Option Plans	5
Confidentiality Agreements………….………….………..………………….………..………....	47
Continuing Employees	49
Controlled Group Liability	18

v

Customer Information	20
DBO	13
DFS	13
Derivative Contract…….…….….…..……..……….…………………………………….….......	21
Dissenting Shares	8
dollars	63
Effective Time	2
Employment Agreements	50
Enforceability Exceptions	12
Environmental Laws	22
ERISA	16
ERISA Affiliate	18
Exchange Act	31
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	4
FDIC	10
Federal Reserve Board	13
GAAP	9
Governmental Entity	13
Hazardous Substance	23
Intellectual Property	24
IRS	15
knowledge	63
Liens	11
Loans	25
made available	63
Material Adverse Effect	9
Merger	1
Merger Consideration	4
Multiemployer Plan	17
Multiple Employer Plan	17
NASDAQ	7
New Plans	49
Notifying Party	52
NYBCL	1
NYS Secretary	2
Option Consideration	5
Parent	1
Parent 401(k) Plan	50
Parent Bank	1
Parent Benefit Plans	34
Parent Bylaws	2
Parent Certificate	2
Parent Common Stock	4

Parent Contract	37
Parent Disclosure Schedule	27
Parent Equity Awards	28
Parent Preferred Stock	28
Parent Qualified Plans	34
Parent Regulatory Agreement	38
Parent Reports	30
Parent Share Closing Price	7
Parent Stock Options	28
Parent Stock Plans	28
PBGC	18
Permitted Encumbrances	23
person	63
Premium Cap	52
Privacy Policy	20
Proxy Statement	13
Regulatory Agencies	13
Representatives	53
Requisite Company Vote	12
Requisite Regulatory Approvals	46
S-4	13
Sarbanes-Oxley Act	20
SEC	10
Section 623	8
Section 910	8
Securities Act	31
Series A Preferred Stock	10
Series B Preferred Stock	5
Significant Subsidiary	10
SRO	13
Subsidiary	10
Surviving Bank	1
Surviving Corporation	1
TARP Purchase	5
Tax	16
Tax Return	16
Taxes	16
Termination Date	59
Termination Fee	60
transactions contemplated by this Agreement	63
transactions contemplated hereby	63
Treasury	5
Treasury Regulations	6
Trust Preferred Securities	11
WARN	20

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2018 (this “Agreement”), by and between First American International Corp., a New York bank holding company (the “Company”), and RBB Bancorp, a California bank holding company (“Parent”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; thereafter First American International Bank (“Company Bank”) will merge with and into Royal Business Bank (the “Parent Bank”) (the “Bank Merger”), and other transactions contemplated by this Agreement, on the terms and subject to the conditions provided for in this Agreement and applicable law;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1The Merger.

(a)Subject to the terms and conditions of this Agreement, in accordance with Section 1100 et. seq. of the General California Corporations Law (“CGCL”) and the New York Business Corporation Law (the “NYBCL”), at the Effective Time (as defined below), the Company shall merge with and into Parent.  Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of California.  Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.  Following the Merger and as soon as possible thereafter, the Company Bank and Parent Bank shall consummate the Bank Merger in accordance with the procedures specified in the California Financial Code (“CFC”) pursuant to CFC Section 4887 and the New York Banking Law.  Parent Bank will be the Surviving Bank (the “Surviving Bank”), it shall continue to exist as a California state-chartered banking corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Bank Merger, and the separate corporate existence of the Company Bank shall cease.

(b)Articles of Incorporation and Bylaws.  The articles of incorporation and bylaws of Parent (the “Parent Certificate” and “Parent Bylaws,” respectively) immediately after the Merger shall be those of Parent as in effect immediately prior to the Effective Time. The articles of incorporation and bylaws of the Parent Bank immediately after the Bank Merger shall be those of Parent Bank as in effect immediately prior to the Effective Time.

(c)Directors and Officers of the Surviving Corporation and Surviving Bank.

(i)Except for the appointment of two (2) individuals to the Parent Board of Directors from the Board of Directors of Company at the Effective Time in accordance with Section 6.9, with one individual to be appointed as the Vice-Chairman of the Board of Directors of the Parent, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of Parent immediately following the Merger, in accordance with Section 6.9 of this Agreement, until such time as their successors shall be duly elected and qualified.

(ii)Except for the appointment of two (2) individuals to the Parent Board of Directors from the Board of Directors of Company Bank at the Effective Time in accordance with Section 6.9, with one individual to be appointed as the Vice-Chairman of the Board of Directors of the Parent Bank, the directors and officers of Parent Bank immediately prior to the Effective Time shall be the directors and officers of Parent Bank immediately following the Merger, in accordance with Section 6.9 of this Agreement, until such time as their successors shall be duly elected and qualified.

1.2Effective Time and Effect of Merger.

(a)The Merger shall become effective as set forth in the certificate of merger to be filed with the New York State Secretary of State (the “NYS Secretary”) and the Agreement of Merger to be filed with the California Secretary of State on the Closing Date (each, a “Certificate of Merger”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger and this Agreement.  Upon the Effective Time, Parent shall be the Surviving Corporation, in accordance with Section 1100 et. seq. of the CGCL.

(b)At the Effective Time, the effect of the Merger shall be as provided in the CGCL and the NYBCL, including any rules or regulations promulgated thereunder.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(c)Within two weeks of the date of the execution of this Agreement, Company and Parent shall cause the Boards of Directors of Company Bank and Parent Bank, respectively, to approve a separate agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and cause the Bank Merger Agreement to be executed and delivered.  The effect of the Bank Merger shall be as provided in the CFC and the New York Banking Law, including any rules or regulations promulgated thereunder and the Bank Merger Agreement.  Without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers and franchises of the Company Bank shall vest in the Parent Bank, all debts, liabilities, obligations, restrictions, disabilities and duties of the Company Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Parent Bank.

(d)Further Actions.

(i)If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (A) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (B) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

(ii)If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (A) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (B) otherwise carry out the purposes of this Agreement, the Company Bank, and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

1.3Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Los Angeles time at the offices of RBB Bancorp, 7025 Orangethorpe Avenue, Buena Park, CA 90621 on a date which shall be no later than ten (10) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

1.4Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a)Subject to Section 2.2(e) and Section 2.3, each share of the common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive (i) 1.3472 shares (the “Exchange Ratio”) of the common stock, no par value per share, of Parent (the “Parent Common Stock”) and (ii) $15.30 in cash without interest (the “Cash Consideration”) (such consideration set forth in clauses (i) and (ii), the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 1.5, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.

(b)All of the shares of Company Common Stock converted into the right to receive Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon, (iii) the Cash Consideration and (iv) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2.  Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and the Cash Consideration upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

1.5Parent Common Stock.  At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.6Treatment of Stock Options.

(a)At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under Company Stock Option Plans, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall become fully vested and be cancelled and converted automatically into the right to receive an amount in cash, in lieu of each share of Company Common Stock that would otherwise have been issuable upon exercise thereof, equal to (A) $51.00 less (B) the exercise price per share with respect to the corresponding Company Stock Option in question (“Option Consideration”), subject to all applicable withholding and payroll taxes with respect to such options.  Any Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to $51.00 shall be cancelled in exchange for no consideration or payment.

(b)At least fifteen (15) days prior to the Closing Date and prior to, and as a condition to, any such payment, the Company shall obtain a written acknowledgement and waiver from each holder of Company Stock Option (in the form of the Option Cancellation Agreement attached hereto as Exhibit B) (i) confirming the number of Company Stock Options held (and shares of Company Common Stock subject to such Company Stock Options), (ii) confirming that the treatment of such Company Stock Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated and (iii) acknowledging that in consideration for the cancellation of such Company Stock Option, the holder agrees to accept the Option Cancellation Agreement.  The Company shall provide a copy of each such Option Cancellation Agreement to Parent at least five (5) business days prior to the Closing Date.

(c)At or prior to the Effective Time, the Company, the Board of Directors of the Company (the “Company Board of Directors”) and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

(d)For purposes of this Agreement, “Company Stock Option Plans” means, collectively, First American International Bank 2000 Directors Stock Option Plan and First American International Corp. 2005 Incentive Stock Option Plan.

1.7Treatment of Company Preferred Stock.  As soon as possible following (i) obtaining the Requisite Company Vote, all necessary approvals by the United States Department of Treasury (“Treasury”) to redeem such Series B Preferred Stock (as defined below), all the relevant approvals by Governmental Entities under applicable laws to redeem the Series B Preferred Stock (as defined below) and all Requisite Regulatory Approvals, and (ii) the agreement by the Company that all conditions to the Closing have been satisfied or waived (other than the delivery of opinions, certificates and other documents on the Closing Date as provided for herein), and in any event not later than five (5) business days prior to the Closing Date, Parent shall fund the purchase by either Parent or the Company from the Treasury of each share of the Company’s TARP Community Development Capital Initiative Shares (“Series B Preferred Stock”), issued and outstanding on such date (such purchase, the “TARP Purchase”); provided, however, that Parent agrees to provide financing for the entire amount of the TARP Purchase for an interim period of up to one month.

1.8Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to be and the parties hereby adopt this Agreement as a “plan of reorganization”(within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated, pursuant to the Code, by the Treasury (the “Treasury Regulations”)) for the purposes of Sections 354 and 361 of the Code.

Article II

EXCHANGE OF SHARES

2.1Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Parent’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock, an amount in cash sufficient to pay the aggregate Cash Consideration payable to holders of Company Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2Exchange of Shares.

(a)As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, the Cash Consideration and cash in lieu of fractional shares, if any, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or

Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, (B) the Cash Consideration and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash consideration or cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive, the Cash Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.  Company shall cause its transfer agent to cooperate with Parent and the Exchange Agent to provide Company shareholder records, as necessary and appropriate to effect the Closing.

(b)No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c)If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

(e)Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the NASDAQ Global Select Market (“NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, the Cash Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent or Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, the Cash Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a holder who has not voted to adopt this Agreement or assented thereto in writing and has the right to demand and has properly demanded payment of the fair value of such shares by filing a written notice of such holder's election to dissent from the Merger in accordance with Section 623 of the NYBCL (“Section 623”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1 of this Agreement, but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 623 and Section 910 of the NYBCL (“Section 910”); provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 623 and Section 910, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been canceled, extinguished and converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.1, without interest thereon. The Company shall give Parent (i) a prompt written notice of any demands received by the Company for dissenting of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NYBCL that relates to such demand, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.4Shareholders Agreements.  All directors of the Company have entered into agreements in the form attached hereto as Exhibit C commensurate with the execution of this Agreement by the parties hereto.

Article III

REPRESENTATIONS AND WARRANTIES OF COMPANY

References herein to “Company Disclosure Schedule” shall mean all of the disclosure schedules required by Article III and Article V hereof, dated as of the date hereof and delivered on the date hereof by the Company to Parent.  The Company Disclosure Schedule shall be organized to correspond to Sections in Article III and Article V of this Agreement. Each exception set forth in the Company Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross reference or otherwise) in the Company Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).  As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company or Parent, as the case may be, an effect which (i) is material and adverse to the business, assets, financial condition, or results of operations of such party and its Subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in United States Generally Accepted Accounting Principles (“GAAP”) or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or deemed approval of the other party, as provided for herein, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties to this Agreement in consummating the transactions contemplated hereby, (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of the Company or Parent, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index). For the purposes of this Agreement, “knowledge” shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, any officer of that party with the title ranking not less than senior vice president or that party’s corporate secretary.  Except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

3.1Corporate Organization.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  True and complete copies of the Certificate of Incorporation of the Company (the “Company Certificate”) and the By-Laws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.  As used in this Agreement, the word “Subsidiary” when used with respect to the Company, shall have the meaning ascribed to it in Section 2.2(d) of the BHC Act.  As used in this Agreement, the term “Significant Subsidiary” shall mean each Subsidiary which is a “significant subsidiary” as defined in Regulation S-X, promulgated by the United States Securities and Exchange Commission (the “SEC”), as in effect as of the date hereof.  All of the Subsidiaries of the Company are listed in the Company Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries.

(b)Each Significant Subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

3.2Capitalization.

(a)The authorized capital stock of the Company consists of 3,000,000 shares of Company Common Stock, par value $0.0001 per share, 750,000 shares of Series A preferred stock, par value $0.10 per share (“Series A Preferred Stock”) and 17,000 shares of Series B Preferred Stock, par value $0.10 per share (together with Series A Preferred Stock, “Company Preferred Stock”).  As of April 16, 2018, there are (i) 2,204,046 shares of Company Common Stock issued and outstanding, (ii) 17,000 Series B Preferred Stock issued and outstanding (iii) 2,500 shares of Company Common Stock held in treasury, (iv) 54,500 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, and (v) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote.  Section 3.2(a) of the Company Disclosure Schedule sets forth all of the issued and outstanding trust preferred securities (“Trust Preferred Securities”) or subordinated debt securities of the Company and the outstanding capital stock and debt securities of each Subsidiary.  Other than Company Stock Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.

(b)The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Company Bank, as provided in Section 114 of New York Banking Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except (i) as disclosed in the Company Disclosure Schedule (ii) for the Company’s ownership in its Subsidiaries, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)Section 3.2(c) of the Company Disclosure Schedule sets forth, as of March 31, 2018, a true, correct and complete list of all Company Stock Options outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Stock Option, (iii) the grant date of each such Company Stock Option, and (iv) the exercise price for each such Company Stock Option.

3.3Authority; No Violation.

(a)The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder, regulatory and other actions described below, to consummate the transactions contemplated hereby in accordance with the terms hereof and the Company Bank has the full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Company Board of Directors.  The Company Board of Directors has, by a unanimous vote of those present constituting a quorum, adopted resolutions as of the date of this Agreement, (x) approving this Agreement, (y) resolving to submit this Agreement to the shareholders of the Company, and (z) recommending to the shareholders of the Company that they vote at the Company Meeting to adopt this Agreement (the “Company Recommendation”).  The Company Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Company as its sole shareholder, and receipt of all necessary regulatory approvals and waivers, no other corporate proceedings on the part of the Company or the Company Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Bank Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the FDIC, the California Department of Business Oversight (the “DBO”) and the New York State Department of Financial Services (the “DFS”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as part of a prospectus of Parent, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the California Secretary of State and the DBO and the Certificate of Merger with the NYS Secretary and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5Reports.  The Company and each of its Significant Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority, (v) any self-regulatory organization (an “SRO”) ((i) – (v) collectively, “Regulatory Agencies”), and with each other applicable Governmental Entity, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.6Financial Statements.

(a)The financial statements of the Company and its Subsidiaries, included in Section 3.6 of the Company Disclosure Schedule (collectively, the “Company Reports”): (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of the Company and its Significant Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company for the year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)Since January 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.7Broker’s Fees.  With the exception of the engagement of Sandler O’Neill + Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8Absence of Certain Changes or Events.

(a)Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)Other than in connection with matters related to this Agreement, since December 31, 2017, the Company and its Subsidiaries have carried on their respective business in all material respects in the ordinary course consistent with past practice.

3.9Legal Proceedings.

(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)There is no injunction, order, judgment, or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10Taxes and Tax Returns.

(a)Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2011 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.  The Company has made available to Parent true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).  Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11Employees and Employee Benefit Plans.

(a)Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.  For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries.

(b)The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable), and (E) all material correspondence to or from any Governmental Entity received in the last three years with respect to such Company Benefit Plan.  All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately in all material respects with respect to each Company Benefit Plan. All contributions required to be made under the terms of any Company Benefit Plan have been timely made in all material respects.

(c)No Company Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in material compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(e)Neither Company nor the Company Bank has any obligation to provide any current or former employee, officer, director, consultant or other service provider any health, disability or life benefits beyond his or her retirement or other termination of service under any Company Benefit Plan, other than healthcare continuation coverage mandated by applicable law.

(f)Each Company Benefit Plan has been established, operated and administered in material compliance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(g)Section 3.11(g) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code (the “Company Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust or the Company Qualified Plan is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(h)None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA, including a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) and a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (“Multiple Employer Plan”).  For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(i)With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Company Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.  No Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Company and its Subsidiaries.  For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.

(j)Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(k)All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.  Neither any Company Benefit Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Company nor the Company Bank has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(l)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(m)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event), other than payments made by the Parent or its Subsidiaries including the Surviving Corporation (other than under the Company Benefit Plans as in effect at the time of execution and delivery of this Agreement), will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(n)There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

3.12Compliance with Applicable Law.

(a)The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Bank Secrecy Act, as amended by the USA PATRIOT Act, the United States Foreign Corrupt Practices Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Gramm-Leach-Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Federal Consumer Credit Protection Act and all New York State banking laws governing the operation of banks chartered under the laws of the State of New York, the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, applicable federal and New York or other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours, the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b)Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries as may otherwise be set forth in the Company Disclosure Schedule, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016.

(c)Company has a privacy policy (a “Privacy Policy”) regarding the collection and use of personally-identifiable information (“Customer Information”).  To the knowledge of the Company, the Company has not collected any Customer Information in an unlawful manner or in violation of its Privacy Policy; nor has the Company used any of the Customer Information in a manner that violates its Privacy Policy in any material respect.

(d)Neither the Company nor the Company Bank has received any written notice that either the Company or the Company Bank is in default with respect to any order, writ, injunction or decree of any court, or in default under any orders or licenses of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.13Certain Contracts.

(a)As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will so restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in such activities, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit, other banking products offered by the Company and its Subsidiaries or derivatives, which creates future payment obligations in excess of $100,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  The Company Disclosure Schedule sets forth a true and complete list of all third-party consents or waivers required to be obtained so as not to be in default under any Company Contract as a result of the execution of this Agreement or the completion of the Merger or the Bank Merger.

(b)In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, (iii) to the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(c)Neither the Company nor the Company Bank is a party to any oral or written (A) consulting agreement not terminable without penalty on 30 days’ or less notice, or (B) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business.

3.14Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or its management (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15Risk Management Instruments.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, collar, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Neither Company nor the Company Bank is a party to nor have they agreed to enter into a Derivative Contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance.

3.16Environmental Matters.

(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)To the Company’s knowledge, (i) no real property (including buildings or other structures) currently or formerly owned or operated by Company or the Company Bank, has been contaminated with, or has had any release of, any Hazardous Substance that could reasonably be expected to result in a material liability to the Company or the Company Bank arising out of any Environmental Law as defined above, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) neither the Company nor the Company Bank is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) since December 31, 2016, neither the Company nor the Company Bank has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law, except with respect to a violation or liability as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The term “Hazardous Substance” means any substance in any concentration that is:  (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

3.17Investment Securities and Commodities.

(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements set forth in the Company Disclosure Schedule, or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries.  Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses.

3.18Real Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor.  There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

3.19Intellectual Property.  The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance  with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20Related Party Transactions.  Except for any intracompany transactions and deposits made with the Company Bank in the ordinary course of business, neither the Company nor any Company Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any affiliate of the Company or any Company Subsidiary.  All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (iii) did not involve substantially more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any affiliate of the Company or any Company Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any Company Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Company is inappropriate.

3.21Anti-takeover Provisions.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail,” or other form of antitakeover statute or regulation of any jurisdiction, including, without limitation, Section 912 of the NYBCL.

3.22Reorganization.  Neither the Company nor any of its Subsidiaries has taken any action, will take any action, will fail to take any action, nor is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23Opinion.  Prior to the execution of this Agreement, the Company Board of Directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill + Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24Company Information.  The information relating to the Company and its Subsidiaries which is provided in writing by the Company or its representatives specifically for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25Loan Portfolio.

(a)As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2018, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of March 31, 2018, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2018, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount, principal write-off amount and net principal of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount, principal write-off amount and net principal of such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2018, is classified as “Other Real Estate Owned” and the book value thereof.  The foregoing lists shall not be considered disclosed for any other purposes of the Agreement.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein and the Company is not aware of any claim for any such repurchase.

(e)There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)Neither the Company nor any of its Subsidiaries is (i) now nor has it ever been since December 31, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) aware of any claim, proceeding or investigation with respect thereto by any person.

3.26Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Significant Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Significant Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Significant Subsidiaries, the Company or the relevant Significant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27Trust Business.  Neither Company nor the Company Bank has trust powers and neither engages in any trust business which requires trust powers.

3.28No Other Representations or Warranties.

(a)Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by Article IV and Article V hereof, dated as of the date hereof and delivered on the date hereof by the Parent to the Company.  The Parent Disclosure Schedule shall be organized to correspond to Sections in Article IV and Article V of this Agreement.  Each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross reference or otherwise) in the Parent Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).  Except as disclosed in the Parent Disclosure Schedule, the Parent hereby represents and warrants to the Company as follows:

4.1Corporate Organization.

(a)Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California is a bank holding company duly registered under the BHC Act.  Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  True and complete copies of the Parent Certificate and  Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.  All of the Subsidiaries of the Parent are listed in the Parent Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries.

(b)Each Significant Subsidiary of Parent is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Parent, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

4.2Capitalization.

(a)As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”).  As of April 16, 2018, there are (i) 16,302,834 shares of Parent Common Stock issued and no shares of Parent Preferred Stock outstanding, (ii) no shares of Parent Common Stock held in treasury, (iii) 3,848,341 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options and other awards to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options” and, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), and (iv) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding.  As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote.  Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable except (i) as disclosed in the Parent Disclosure Schedule (ii) for the Parent’s ownership in its Subsidiaries, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither Parent nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3Authority; No Violation.

(a)Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder, regulatory and other actions described below, to consummate the transactions contemplated hereby in accordance with the terms hereof and the Parent Bank has full corporate power and authority to execute and deliver the Bank Merger

Agreement and to consummate the transactions contemplated thereby in accordance with their terms.  The execution and delivery of this Agreement and the consummation of the Merger (including the Bank Merger) have been duly and validly approved by the Board of Directors of Parent.  The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Parent’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption and approval of the Bank Merger Agreement by Parent as its sole shareholder, the adoption of resolutions to give effect to the provisions of Section 6.9 in connection with the Closing and receipt of all necessary regulatory approvals and waivers, no other corporate proceedings on the part of Parent or the Parent Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Parent Common Stock to be issued in the Merger have been validly authorized (subject to the adoption of the Merger Agreement by the holders of Parent Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, including the Bank Merger, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Certificate or the Parent Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings or notices with the Federal Reserve and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the FDIC, the DFS and the DBO, respectively, in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the California Secretary of State and the DBO and the Certificate of Merger with the NYS Secretary and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5Reports.

(a)Parent and each of its Significant Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2016 by Parent (the “Parent Reports”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended  (the “Exchange Act”) has been made publicly available.  No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6Financial Statements.

(a)The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its Significant Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent.  Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)Since January 1, 2015, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.7Broker’s Fees.  With the exception of the engagement of FIG Partners, LLC, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8Absence of Certain Changes or Events.

(a)Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)Other than in connection with matters related to this Agreement, since December 31, 2017 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective business in all material respects in the ordinary course consistent with past practice.

4.9Legal Proceedings.

(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)There is no injunction, order, judgment, or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10Taxes and Tax Returns.  Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Parent and its Subsidiaries for all years to and including 2011 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.  Parent has made available to the Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries).  Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11Employees and Employee Benefit Plans.

(a)For purposes of this Agreement, “Parent Benefit Plans” means all employee benefit plans (as defined in Section 3.3 of ERISA, whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries.

(b)Parent has heretofore made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Parent Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Parent Benefit Plan, (D) the most recently prepared actuarial report for each Parent Benefit Plan (if applicable), and (E) all material correspondence to or from any Governmental Entity received in the last three years with respect to such Parent Benefit Plan.  All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately in all material respects with respect to each Parent Benefit Plan.  All contributions required to be made under the terms of any Parent Benefit Plan have been timely made in all material respects.

(c)No Parent Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)Each Parent Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in material compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(e)Each Parent Benefit Plan has been established, operated and administered in material compliance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(f)The IRS has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust or the Parent Qualified Plan is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(g)With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Parent Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.  No Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Parent and its Subsidiaries.  For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.

(h)None of the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(i)Neither Parent nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(j)All contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Parent and its Subsidiaries.  Neither any Parent Benefit Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Parent nor the Parent Bank has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(k)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Parent’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually  or in the aggregate, would not reasonably be expected to result in any material liability to Parent or and its Subsidiaries.

(l)There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries.  Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent and its Subsidiaries.

4.12Compliance with Applicable Law.

(a)Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Bank Secrecy Act, as amended by the USA PATRIOT Act, the United States Foreign Corrupt Practices Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Gramm-Leach-Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Federal Consumer Credit Protection Act and all New York State banking laws governing the operation of banks chartered under the laws of the State of New York, the WARN Act or state law equivalent, applicable federal and New York or other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours, the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.

(b)Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Parent and its Subsidiaries as may otherwise be set forth in the Parent Disclosure Schedule, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Parent, investigation into the business or operations of the Parent or any of its Subsidiaries since January 1, 2016.

(c)Parent has a Privacy Policy regarding the collection and use of Customer Information.  To the knowledge of the Parent, Parent has not collected any Customer Information in an unlawful manner or in violation of its Privacy Policy; nor has Parent used any of the Customer Information in a manner that violates its Privacy Policy in any material respect.

(d)Neither the Parent nor the Parent Bank has received any written notice that either the Parent or the Parent Bank is in default with respect to any order, writ, injunction or decree of any court, or in default under any orders or licenses of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

4.13Certain Contracts.

(a)Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has in all material respects performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.14Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.15Environmental Matters.

(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Parent, the Parent and its Subsidiaries are in

compliance with Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Parent any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Parent, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.  To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)To the Parent’s knowledge, (i) no real property (including buildings or other structures) currently or formerly owned or operated by Parent or the Parent Bank, has been contaminated with, or has had any release of, any Hazardous Substance that could reasonably be expected to result in a material liability to Parent or the Parent Bank arising out of any Environmental Law as defined above, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent; (ii) neither the Parent nor the Parent Bank is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property, except with respect to a violation or liability as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent; and (iii) since December 31, 2016, neither the Parent nor the Parent Bank has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

4.16Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, except those of a type available to employees of Parent or its Subsidiaries generally.

4.17State Takeover Laws.  The Parent has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail,” or other form of antitakeover statute or regulation of any jurisdiction.

4.18Reorganization.  Neither Parent nor any of its Subsidiaries has taken any action, will take any action, will fail to take any action, nor is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.19Opinion.  Prior to the execution of this Agreement, Parent has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of FIG Partners, LLC to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to Parent.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20Parent Information.  The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21No Other Representations or Warranties.

(a)Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)Parent acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1Conduct of Business of the Company and Parent Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule and

Section 5.1 and 5.3 of the Parent Disclosure Schedule), required by law or as consented to in writing by Parent or the Company, as the case may be (such consent not to be unreasonably withheld), (a) each of the Company and Parent shall, and shall cause their respective Subsidiaries to, conduct their business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships, and (b) each of the Company and Parent shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform their respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.   In addition, the Company and Company Bank shall maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by them.

5.2Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as may be set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, the Company shall not, and shall not permit any of its Significant Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, it being agreed that Parent will respond to any such written request for approval from the Company by the close of business on the second business day following receipt of such written request for approval or such approval shall be deemed to be given):

(a)other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)adjust, split, combine or reclassify any capital stock;

(ii)make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends payable on the Series B Preferred Stock, (B) dividends paid by any of the Significant Subsidiaries of the Company to the Company or any of its wholly-owned Significant Subsidiaries, (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options and (D) dividends payable by FAIB Capital Corp., in each case, in accordance with past practice and the terms of the applicable agreements);

(iii)grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Company Stock Options in accordance with their terms;

(c)sell or dispose of any of assets with a market value greater than $100,000, other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of this Agreement and set forth in Section 5.2(c) of the Company Disclosure Schedule;

(d)except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Significant Subsidiary of the Company;

(e)in each case, other than normal renewals or replacements of contracts and leases without material adverse changes of terms with respect to the Company, (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)except as required under applicable law or the terms of any Company Benefit Plan, (i) enter into, adopt or terminate any Company Benefit Plan, (ii) amend any Company Benefit Plan other than amendments in the ordinary course of business consistent with past practice, that do not materially increase the cost to the Company of maintaining such Company Benefit Plan and which are necessary to continue benefits under such plan similar to current benefits, (iii) increase the compensation or benefits payable to any current or former employee, officer or director, except for annual base salary or wage rate increases for employees and officers in the ordinary course of business consistent with past practice in accordance with an annual review of such employee, officer or director, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wage rates in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, except as provided under the Company Benefit Plans, or (viii) hire or terminate the employment of any officer or employee having a title that is above Senior Vice President, other than for cause;

(g)settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $75,000 individually or $150,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any of its Subsidiaries in respect thereof) and that would not impose any material restriction on the business of it or its Significant Subsidiaries or the Surviving Corporation and its Subsidiaries;

(h)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)amend the Company Certificate or Company Bylaws or comparable governing documents of its Significant Subsidiaries;

(j)merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(k)materially restructure or materially change its investment securities or derivatives portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)take any action that is intended or expected to result in any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not being satisfied, except as may be required by applicable law;

(m)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable law, regulation or policies imposed by any Governmental Entity;

(n)enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(o)except pursuant to existing commitments, make any loans, extensions of credit except in the ordinary course of business consistent with past practices, and in any event in excess of $2.0 million, to any Person without first submitting complete loan package information to the chief credit officer of Parent Bank for review and comment, which comments shall be given within three (3) business days of receipt of the loan package;

(p)make any new loans to, or modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any affiliate of the Company Bank without first submitting complete loan package information to the chief credit officer of Parent Bank for review and comment, which comments shall be given within three (3) business days of receipt of the loan package;

(q)file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility;

(r)make, or commit to make, any capital expenditures in excess of $50,000 individually or $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Parent;

(s)other than in the ordinary course of business (including to comply with changes to Tax laws), make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(t)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Notwithstanding anything to the contrary contained in this Agreement, the Company will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Parent before engaging in any activities involving any material changes, not contemplated by the Company’s annual budget or the Company’s strategic plan (a true and correct copy of which has been provided to Parent), to the Company’s (i) interest rate risk strategies; (ii) asset liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings.  Company and Parent agree to meet at least monthly to discuss the status of the forgoing matters.

5.3Parent Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of the Company (such consent not to be unreasonably withheld):

(a)amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b) (i) adjust, split, combine or reclassify any capital stock of Parent, or (ii) make any distribution on, any shares of Parent Common Stock (except regular quarterly cash dividends by Parent at a rate not in excess of 20% of quarterly diluted adjusted EPS of Parent Common Stock);

(c)incur any indebtedness for borrowed money (other than indebtedness of Parent or any of its wholly-owned Subsidiaries to Parent or any of its Subsidiaries) that would reasonably be expected to prevent Parent or its Subsidiaries from assuming the Company’s outstanding indebtedness;

(d)(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business or (ii) make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger, or (iii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent;

(e)take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation, or (iv) a material and adverse delay in or impair consummation of the transactions contemplated hereby;

(f)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g)other than in the ordinary course of business (including to comply with changes to Tax laws), make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(h)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Article VI

ADDITIONAL AGREEMENTS

6.1Regulatory Matters.

(a)Parent shall as promptly as practicable (and in any event no later than 60 days hereafter) prepare and file with the SEC (and the Company shall cooperate in connection therewith), the S-4, including the Proxy Statement, satisfying all applicable requirements of federal law, including the Securities Act and the Exchange Act.  Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its  shareholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company

Common Stock as may be reasonably requested in connection with any such action.  Company shall provide Parent with any information concerning itself that Parent may reasonably request in connection with the drafting and preparation of the Proxy Statement and the S-4, and Parent shall notify Company promptly of the receipt of any comments of the SEC or any blue sky administrator with respect to the S-4, including the Proxy Statement, and of any requests by the SEC or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to Company promptly copies of all correspondence between Parent or any of their representatives and the SEC. Parent shall give Company and its counsel the opportunity to review and comment on the Proxy Statement and the S-4 prior to them being filed with the SEC and shall give Company and its counsel the opportunity to review and comment on all amendments and supplements to the S-4, and the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or any blue sky administrator.  Each of the Parent and Company agrees to use all reasonable best efforts, after consultation with the other Party hereto, to respond promptly to all such comments of and requests by the SEC or any blue sky administrator and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Meeting at the earliest practicable time.  Company and Parent shall promptly notify the other Party if at any time it becomes aware that the Proxy Statement or the S-4 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Company shall cooperate with Parent in the preparation of a supplement or amendment to such S-4 or Proxy Statement that corrects such misstatement or omission, and Parent shall file an amended S-4, including the Proxy Statement, with the SEC and blue sky administrators, as applicable, which amended Proxy Statement shall be mailed to the holders of Company Common Stock entitled to vote at the Company Meeting at the earliest practicable time.

(b)The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) business days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals.  Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.  Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)To the extent not prohibited by applicable law, Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.  As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the FDIC, the DFS and the DBO and (y) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.2Access to Information and Confidentiality.

(a)The parties agree that, upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Company and Parent shall afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, such party shall make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, consumer finance or protection laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.  Company and the Company Bank further agree that until the Effective Time, Company and the Company Bank shall provide the following reports to Parent and Parent Bank on a monthly basis: (i) past due loans, nonperforming loan report, non-accrual loan, problem loan and OREO reports, (ii) loan risk grade changes, (iii) new and renewed loans, (iv) loan trial balance by risk code, (v) detailed general ledger balance sheet and income statement, and (vi) monthly board and committee packages.  The Company and the Company Bank shall assist Parent and Parent Bank with the integration of operations that is expected to begin shortly after this Agreement is executed.  Such party shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated January 18, 2018 (the “Company Confidentiality Agreement”) and April 5, 2018 (the “Parent Confidentiality Agreement” and, together with the Company Confidentiality Agreement, the “Confidentiality Agreements”).

(c)No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3Shareholders’ Approvals

.

(a)The Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement as the Company reasonably determines.  The Company Board of Directors shall use its reasonable best efforts to obtain from the shareholders of the Company, the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including the Company Recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby, and Company shall take all other lawful action necessary or advisable (subject to the Company Board of Directors’ exercise of its fiduciary duties, including postponing or adjourning the Company Meeting to make any communication permitted by this Agreement or to obtain a quorum or to solicit additional proxies in favor of the adoption of this Agreement) to obtain the Required Company Vote.

(b)Notwithstanding anything contained in Section 6.3(a) and subject to Sections 8.1 and 8.2, if the Company Board of Directors, prior to the Requisite Company Vote, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Company Board of Directors may (but shall not be required to) submit this Agreement to the Company’s shareholders without a recommendation or may change, qualify or modify the Company Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board of Directors may communicate the basis for such change to the Company Recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Company Board of Directors may not take any actions under this sentence unless (A) it gives Parent (i) at least five (5) business days’ prior written notice of any intended meeting of the Company Board of Directors at which the Board intends to consider and determine whether to submit this Agreement without a recommendation or otherwise change, qualify or modify the Company Recommendation (including specifying in such written notice the date and time of such intended meeting); (ii) a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Company Board of Directors in response to a Superior Proposal (as defined below), a copy of such Superior Proposal, including the latest material terms and conditions of, and the identity of the third party making, such Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstance); and (B) at the end of such notice period, (i) after receipt by Parent of the information and notice described in clause (A), Parent notifies the Company in writing, at least two (2) business day prior to such meeting of the Company Board of Directors, of any proposed amendment or modification to the terms and conditions of this Agreement and (ii) the Company Board of Directors takes into account such amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, nevertheless determines in good faith that it would be reasonably likely to be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement.  Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation by the Company Board of Directors shall not change the approval of the Company Board of Directors for purposes of causing any takeover laws to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

(c)The Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall use its reasonable best efforts to cooperate to hold the Company Meeting as soon as reasonably practicable after the date of this Agreement, subject to Parent’s compliance with its obligations pursuant to Section 6.1.

6.4Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6Employee Benefit Plans.

(a)During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Parent shall cause the Surviving Corporation to provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time for so long as such employee is employed following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable (including commission rate, if applicable), that is no less favorable than such base salary or base wage rate, as applicable, provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time, (ii) an annual short-term cash incentive opportunity that is substantially comparable to the annual short-term cash incentive opportunity provided by the Parent to its similarly situated employees, and (iii) other compensation, including long-term incentive opportunities, and employee benefits that are substantially comparable in the aggregate to either (A) the other compensation, including long-term incentive opportunities, and employee benefits provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time or (B) the other compensation, including long-term incentive opportunities, and employee benefits provided by Parent to similarly situated employees of Parent.  Without limiting the immediately preceding sentence, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Closing Date with severance benefits equal to the greater of (A) the severance benefits for which such Continuing Employee was eligible immediately prior to the Closing under the applicable Company Benefit Plan set forth in Section 6.6(a) of the Company Disclosure Schedule and (B) the severance benefits for which such Continuing Employee would be eligible under the severance plans or policies of Parent or its Affiliates, in each case, determined (1) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (2) taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries.

(b)With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to use commercially reasonable efforts to:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii)

provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible,  co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of benefit accrual under any defined benefit pension or the employer premium subsidy under any retiree medical plan, or (z) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(c)Prior to the Effective Time, the Company and the Company Bank shall pay on the last day prior to the Effective Time any and all obligations arising out of or the employment agreements and in the amounts set forth next to each such agreement and employee listed on Company Disclosure Schedule (“Employment Agreements”) to employees of the Company or the Company Bank whose employment will terminate at the Effective Time, to the extent payments are due at such time; provided, however, that if amounts cannot be paid at such time under Section 409A of the Code, such amounts shall be transferred to a rabbi trust as provided in such agreement and plan.

(d)All Company employees will be paid their accrued vacation on Company’s last payroll.  All retained Company Bank employees will be incorporated into Parent’s vacation and benefits structure at the Effective Time and will be immediately eligible to participate in Parent’s plans other than equity plans.  The Company shall cause any 401(k) plan sponsored or maintained by the Company (each, a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  (i) The Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) days immediately preceding the Effective Time and (ii) the Continuing Employees of the Company shall be eligible to participate in a 401(k) plan sponsored or maintained by Parent or one of its subsidiaries (a “Parent 401(k) Plan”), and commence elective deferrals thereunder (and be eligible to receive matching contributions), effective as of the Effective Time and the Parent shall take any and all actions as may be required, including amending the Parent 401(k) Plan (if necessary), to comply with this subparagraph (ii).  Parent and the Company shall take any and all actions as may be required, including amendments to any Company 401(k) Plan and/or Parent 401(k) Plan, to permit the Continuing Employees of the Company who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee of the Company from a Company 401(k) Plan.  As of the Effective Time all benefits in the 401(k) plan will be fully vested.

(e)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time in accordance with such plan’s terms.  Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7Indemnification; Directors’ and Officers’ Insurance.

(a)From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity)(collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law.  Parent and the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with the Parent and the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b)For a period of six (6) years after the Effective Time, the Company shall, in consultation with Parent, use its reasonable best efforts to obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the succeeding sentence (including maximum coverage of up to $10 million). Parent or the Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.  In the event that such “tail policy” cannot be obtained in accordance with the preceding sentence, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured; provided further, that the Surviving Corporation will notify the Company thereof no later than thirty (30) days prior to the Closing) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(c)The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer of all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.7 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8Advice of Changes.  Parent and the Company (in such capacity, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition set forth in, if Parent is the Notifying Party, Sections 7.1 or 7.3, or if the Company is the Notifying Party, Sections 7.1 or 7.2; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.9Corporate Governance.

(a)On or prior to the Effective Time, the Board of Directors of Parent shall (i) ensure that the Parent Bylaws so permit and that the full Board of Directors of the Surviving Corporation at the Effective Time may be increased by two, (ii) at the meeting of the Board of Directors of Parent one month prior to Closing, appoint Mr. Raymond Yu and one additional then current director of the Company designated by the Company that is reasonably acceptable to the Board of Directors of Parent and the Nominating and Corporate Governance Committee of Parent to the Parent Board of Directors at the Effective Time, and (iii) ensure that such persons are nominated by the Nominating Committee of the Surviving Corporation as directors for the following three years in a manner consistent with its consideration of other incumbent directors, provided, that, such persons continue to meet the qualifications for election as a director of the Surviving Corporation.

(b)On or prior to the Effective Time, Parent (as the sole shareholder of Parent Bank) shall cause the number of directors that will comprise the full Board of Directors of Parent Bank at the Effective Time to be increased by two, constituted in the same manner and with the same individuals as the Board of Directors of the Surviving Corporation and consistent with the other provisions of Section 6.9(a).

(c)At or promptly following the Effective Time, Parent shall invite each member of the Company Board of Directors immediately prior to the Effective Time (other than those individuals who have joined or will join the Board of Directors of the Surviving Corporation in accordance with the terms set forth in Section 6.9(a)) to serve as a member of a regional advisory board for a period of three (3) years from the Closing Date.

(d)One month prior to Closing, commensurate with Mr. Yu being appointed to the Board of Directors of Parent as provided in Section 6.9(a), Parent shall cause Mr. Yu to be appointed Vice Chairman of the Board of Directors of Parent and to be appointed Vice Chairman of the Board of Directors of Parent Bank, in each case, as of the Effective Time, and to be so appointed as Vice Chairman of the Board of Directors of Parent and of Parent Bank thereafter on an annual basis until such time that Mr. Yu no longer serves as a director on the Board of Directors of Parent or the Parent Bank.

6.10Acquisition Proposals.

(a)The Company agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any Acquisition Proposal, except to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.10(a); provided, that, prior to the adoption of this Agreement by the shareholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the execution of this Agreement, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith that (A) such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Parent Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.  The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal.  The Company will promptly (within two (2) business days, and in any event at least five (5) business days prior to the first meeting of the Company Board of Directors at which such Acquisition Proposal would be presented for consideration) advise Parent following receipt of any Acquisition Proposal and the substance thereof (including a copy of such Acquisition Proposal and the identity of the person making such Acquisition Proposal), and will keep Parent reasonably apprised of any related material developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such Acquisition Proposal.  The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b)Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(c)For purposes of this Agreement:

(i)“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Company or the Company Bank, a proposal for a merger, consolidation, or other business combination involving the Company or the Company Bank or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Company or the Company Bank.

(ii)“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Company Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal), (1) after receiving the advice of its financial advisor, (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

6.11Public Announcements.  The Company and Parent shall each use their reasonable best efforts to develop a joint communications plan to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.12Change of Method.  The Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by the Company’s shareholders in exchange for each share of Company Common Stock or the Cash Consideration, (ii) adversely affect the Tax treatment of the Company’s shareholders or Parent’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.13Takeover Statutes.  None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.14Exemption from Liability Under Section 16(b).  Prior to the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15Assumption of Company Debt.  Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s obligations in respect of its outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements, including the Trust Preferred Securities and the related subordinated debt of the Company.

6.16Transition.  Commencing following the date hereof, and in all cases subject to applicable law, Company shall, and shall cause its Subsidiaries to, cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses and operating systems effective as of the Closing Date or such later date as may be reasonably determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall use its commercially reasonable efforts to cause the employees, officers and representatives of the Company and its Subsidiaries to provide information, data and support, including information, data and support from their outside contractors and vendors, and to assist Parent in performing all tasks reasonably required to result in a successful integration at the Closing or such later date as may be reasonably determined by Parent, including, without limitation, cooperating with Parent to establish a mutually agreeable project plan to effectuate Company data processing conversion; provided, however, that it is acknowledged and agreed by the parties hereto that such data processing conversion shall occur as soon as reasonably practicable following the Closing.   Parent and Company further agree that all actions taken pursuant to this Section 6.16 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and Company Bank.

6.17Tax Treatment of the Merger.  The parties intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Each party will both before and after the Effective Time (i) use reasonable efforts to cause the Merger to so qualify; and (ii) refrain from taking any action that would reasonably be expected to cause the Merger to fail to so qualify.

6.18Shareholder and Confidentiality Agreement.  Company and the Company Bank have delivered to Parent and Parent Bank the Shareholders Agreements, substantially in the form of Exhibit C hereto, executed by each of the Persons identified on Exhibit C-1 hereto.

6.19FIRPTA Certificate.  Each of the Company and the Company Bank shall furnish to Parent a certification that its stock is not a United States real property interest (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith), dated not more than 30 days prior to the Effective Date, in compliance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), in a form reasonably satisfactory to Parent.

Article VII

CONDITIONS PRECEDENT

7.1Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)Shareholder Approval.  This Agreement shall have been duly adopted by the shareholders of Company by the Requisite Company Vote.

(b)NASDAQ Listing.  The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d)S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)No Injunctions.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(f)Director and Officer Insurance.  Company shall have furnished the Parent with evidence reasonably satisfactory to the Parent of the Director and Officer Insurance in accordance with Section 6.7 hereof.

(g)TARP.  The TARP Redemption by Company shall have occurred at least five (5) business days prior to the Closing Date.

7.2Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), provided, however, that the Company’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached for any purpose in this Agreement as a result of effects arising solely from actions taken in compliance with a written request of Parent.

(b)Certificate.  The Company shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)Federal Tax Opinion.  Parent shall have received the opinion of RSM US LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)Dissenting Shareholders.  Holders of not more than fifteen percent (15%) of the outstanding shares of Company Common Stock who have not voted to adopt this Agreement or assented thereto in writing and have the right to demand and have properly demanded payment of the fair value of such shares by filing a written notice of such holder's election to dissent from the Merger in accordance with Section 2.3, which demand has not been rescinded or otherwise not perfected under applicable law prior to the Effective Time.

7.3Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties.  Each of the representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)Performance of Obligations of Parent.  Parent shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)Parent Bank Action. Parent Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(d)Federal Tax Opinion.  The Company shall have received the opinion of Arnold & Porter Kaye Scholer LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Parent or the Company:

(a)by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)by either Parent or the Company upon written notice to the other party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c)by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 2019 (the “Termination Date”), or such later date as shall have been agreed to in writing by Parent and the Company, provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or agreement contained herein;

(d)by either Parent or the Company if the Requisite Company Vote required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e)by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate with all other breaches by such party, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(f)by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Company Board of Directors shall have (A) failed to recommend in the Proxy Statement that the shareholders of the Company adopt this Agreement, or withdrawn, modified or qualified the Company Recommendation in a manner adverse to Parent, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting a Superior Proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) approved, adopted or endorsed a Superior Proposal, or (ii) the Company or its Board of Directors has breached its obligations under Section 6.3 and 6.10 in any material respect; or

(g)By the Company, if the Company has received a Superior Proposal and has entered into an acquisition agreement with respect to such Superior Proposal, provided that the Company is not in breach of its obligations under Section 6.3 and Section 6.10 of this Agreement.

(h)Notice of Termination. In the event a Party elects to effect any termination pursuant to Section 8.1(b) through Section 8.1(g) above, it shall give written notice to the other Party specifying the basis for such termination.

8.2Effect of Termination.

(a)In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Merger, including the loss of the premium offered to the holders of Company Common Stock, it being understood that the Company shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company).

(b)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant Section 8.1(g) or Section 8.1(d) without the Requisite Company Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(f) as a result of a willful breach, and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $5 million (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “50%” shall instead refer to “75%”.

(c)In the event that this Agreement is terminated by the Parent pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), then the Company shall pay the Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.

(d)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee, and neither the Company nor Parent shall be required to pay the Termination Fee on more than one occasion.

(e)Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if Parent or the Company, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by Parent and the Company, as applicable, pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of the Company and Parent, as applicable, in the event of a termination of this Agreement specified in such section.

Article IX

GENERAL PROVISIONS

9.1Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Parent and the Company; provided, that after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after adoption of this Agreement by the respective shareholders of Parent or the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4Expenses.  Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by the Parent and the Company.

9.5Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5; (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

First American International Corp.

79 Bayard Street

New York, NY 10013

Attention:  Mark Ricca

Email:        mark.ricca@faib.com

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention: Robert C. Azarow

Facsimile: (212) 836-8689

Email:       robert.azarow@arnoldporter.com

and

(b)	if to Parent, to:

RBB Bancorp

7025 Orangethorpe Avenue,

Buena Park, CA 90621

Attention:  David R. Morris

Facsimile:  (760) 670-2488

Email:        dmorris@rbbusa.com

With a copy (which shall not constitute notice) to:

Loren P. Hansen, APC

1301 Dove Street, Suite 370

Newport Beach, CA 92660

Attention:  Loren P. Hansen

Email:        lphansen@lphansenlaw.com

9.6Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections,

Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person (iv) “made available” means any document or other information that was (A) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger.  The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreements constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9Governing Law; Jurisdiction.

(a)This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

(b)Each party agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New

York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The consent to jurisdiction set forth in this Section 9.9 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 9.9. The parties hereto agree that final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9.10Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (other than by operation of law) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST AMERICAN INTERNATIONAL CORP.

By:	/s/ Mark Ricca
	Name:	Mark Ricca
	Title:	President and Chief Executive Officer

RBB BANCORP

By:	/s/ Alan Thian
	Name:	Alan Thian
	Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April [__], 2018, between Royal Business Bank (“Parent Bank”), a California State-chartered bank and First American International Bank (“Company Bank”), a New York State-chartered bank.

WHEREAS, First American International Corp. (“Company”) and RBB Bancorp (“Parent”) have entered into that certain Agreement and Plan of Merger, dated as of April 23, 2018 (the “Holding Companies Plan of Merger”), pursuant to which the Company will merge with and into Parent, with Parent as the surviving entity (the “Holding Companies Merger”);

WHEREAS, each of the Boards of Directors of Company Bank and Parent Bank has approved, and has deemed it advisable and in the best interests of its respective stockholder to consummate, the business combination transaction provided for herein, in which Company Bank would merge with and into Parent Bank, with Parent Bank as the surviving entity (the “Bank Merger”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

9.15

THE MERGER

(a)Effective Time of the Bank Merger. Subject to the provisions of this Agreement, a plan of merger consisting of this Agreement (the “Plan of Merger”) shall be duly prepared, executed and acknowledged by each of Company Bank and Parent Bank and thereafter submitted to the Department of Financial Services of the State of New York (the “DFS”) as provided in Article XIII, Section 601 of the New York Banking Law (“NYBL”) and to the California Department of Business Oversight (“DBO”) as provided in Section 4887 of the California Financial Code (“CFC”), on the date and at the time that a copy of this Agreement that has previously been filed with the California Secretary of State (“CA Secretary”) and certified by the CA Secretary as filed with the Commissioner of the DBO (“Commissioner”), or such other time the Commissioner agrees that the Merger be effective, for filing as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Bank Merger shall become effective immediately following the effective time of the Holding Companies Merger when all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof (such date and time being herein referred to as the “Effective Time”).

(b)Closing. The closing of the Bank Merger will take place immediately following the satisfaction of the conditions set forth in Article IV (the “Closing Date”). The closing shall occur at such place as is agreed to by the parties hereto.

(c)Effects of the Bank Merger.

(i)At the Effective Time, (i) the separate existence of Company Bank shall cease and Company Bank shall be merged with and into Parent Bank (Parent Bank and Company Bank are sometimes referred to herein as the “Constituent Banks” and Parent Bank is sometimes referred to herein as the “Surviving Bank”), (ii) the Articles of Incorporation of Parent Bank as in effect prior to the Effective Time shall be the Articles of the Surviving Bank, until altered amended or repealed in accordance with their terms and applicable law, (iii) the name of the Surviving Bank shall be Royal Business Bank, (iv) the bylaws of Parent Bank as in effect prior to the Effective Time shall be the Bylaws of the Surviving Bank, until altered amended or repealed in accordance with their terms and applicable law, (v) the Surviving Bank shall continue to operate each of the branches of Company Bank existing as of the Effective Time at the officially designated address of each such branch, subject to the opening or closing of any offices, which may be authorized by the Company Bank or the Parent Bank and applicable regulatory authorities, and (vi) the authorized capital stock of Parent Bank shall remain as set forth in its Articles of Incorporation, consisting of 100,000,000 shares of common stock, no par value per share, and 100,000,000 shares of preferred stock, no par value per share).

(ii)At and after the Effective Time, the Bank Merger shall have all the effects set forth in Article XIII, Section 602 of the NYBL and Sections 4888 and 4889 of the CFC.

(iii)After the Effective Time, the Surviving Bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Time.

(d)Principal Office. The principal office and headquarters of the Surviving Bank shall be at 660 South Figueroa Street, Suite 1888, Los Angeles, California, 90017.

(e)Directors and Executive Officers. Upon consummation of the Bank Merger, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, the directors of the Surviving Bank shall consist of those persons who are the directors of the Parent Bank and two (2) additional directors of the Company Bank immediately prior to the Effective Time. The directors of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

9.16

EFFECT OF THE BANK MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT BANKS; EXCHANGE OF CERTIFICATES

(a)Each share of Parent Bank common stock issued and outstanding immediately prior to the Effective Time, shall be unchanged and shall remain issued and outstanding.

(b)Effect on Company Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any shares of common stock, par value $5.00 per share, of Company Bank (the “Company Bank Common Stock”), all issued and outstanding shares of Company Bank Common Stock and all shares of Company Bank Common Stock that are owned by Company Bank as treasury stock shall be canceled and retired and shall cease to exist and no stock of Parent Bank or other consideration shall be delivered in exchange therefor.

9.17

COVENANTS

(a)Covenants of Parent Bank and Company Bank. During the period from the date of this Agreement and continuing until the Effective Time, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

9.18

CONDITIONS PRECEDENT

(a)Conditions to Each Party’s Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the following conditions: (i) that prior to the Closing Date all requisite regulatory approvals relating to the Bank Merger have been obtained and such approvals shall continue to be in full force and effect, (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect, (iii) this Agreement shall have been ratified and confirmed by the written consent of the sole stockholder of each of Parent Bank and Company Bank in lieu of a meeting of shareholders and (iv) the Holding Companies Merger shall have been consummated in accordance with the terms and conditions of the Holding Companies Plan of Merger.

9.19

TERMINATION AND AGREEMENT

(a)Termination. This Agreement shall be terminated without any action by the parties hereto if the Holding Companies Plan of Merger is validly terminated for any reason whatsoever. This Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by each of Parent Bank and Company Bank.

(b)Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

9.20

GENERAL PROVISIONS

(a)Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

(b)Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or one day after being mailed by a national overnight carrier with proof of delivery to:

(a)	in the case of Parent Bank:

Royal Business Bank

7025 Orangethorpe Avenue,

Buena Park, CA 90621

Attention:	David Morris
Facsimile:	(760) 670-2488
E-mail:	dmorris@rbbusa.com

With a copy to (which shall not constitute notice):

Loren P. Hansen, APC

1301 Dove Street, Suite 370

Newport Beach, CA 92660

Attention:	Loren P. Hansen
E-mail:	lphansen@lphansenlaw.com

and

(b)	in the case of Company Bank, to:

First American International Bank

79 Bayard Street

New York, NY 10013

Attention:	Mark Ricca
E-mail:	mark.ricca@faib.com

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention:	Robert C. Azarow
Facsimile:	(212) 836-8689
E-mail:	robert.azarow@arnoldporter.com

(c)Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including”, are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 23, 2018.

(d)Counterparts. This Agreement may be executed in counterparts, which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

(e)Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such state.

(g)Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.7 shall be null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent Bank and Company Bank have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date set forth above.

FIRST AMERICAN INTERNATIONAL BANK

By:
	Name:	Mark Ricca
	Title:	President and CEO
ROYAL BUSINESS BANK

By:
	Name:	Alan Thian
	Title:	President and CEO

CERTIFICATE OF APPROVAL
OF
CERTIFICATE OF MERGER

(ROYAL BUSINESS BANK)

Pursuant to Section 1103 of the California Corporations Code, the undersigned, Alan Thian and Pei-Chin (Peggy) Huang certify that:

1.	They are the President and Secretary, respectively, of Royal Business Bank, a banking corporation organized under the laws of the State of California.
2.	Royal Business Bank has only one class of shares outstanding and the total number of outstanding shares is 150.
3.	The principal terms of the Certificate of Merger in the form attached hereto were duly approved by the Board of Directors of Royal Business Bank.
4.	The principal terms of the Certificate of Merger in the form attached hereto was approved by the sole shareholder of Royal Business Bank.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED:  ____________, 2018

Alan Thian, President and CEO

Pei-Chin (Peggy) Huang Secretary

CERTIFICATE OF APPROVAL
OF
CERTIFICATE OF MERGER

(first american international BANK)

Pursuant to Section 1103 of the California Corporations Code, the undersigned, Mark Ricca and _________ certify that:

1.	They are the Chief Executive Officer and Secretary, respectively, of First American International Bank, a banking corporation organized under the laws of the State of New York.
2.	First American International Bank has only one class of shares outstanding and the total number of outstanding shares is ___.
3.	The principal terms of the Certificate of Merger in the form attached hereto were duly approved by the Board of Directors of First American International Bank.
4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the sole shareholder of First American International Bank.

The undersigned further declare under penalty of perjury under the laws of the State of New York that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED:  ____________, 2018

Mark Ricca President and CEO

Secretary

2

EXHIBIT B

OPTION HOLDER AGREEMENT

__________________, 2018

_______________________

_______________________

_______________________

Re:Options to Purchase Stock

Ladies/Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated ______________, 2018, by and between RBB Bancorp (“Parent”) and First American International Corp. (“the Company”) pursuant to which the Company will be merged with and into Parent (the “Merger”) and the separate corporate existence of the Company will cease, and immediately thereafter, Company Bank will merge with and into Parent Bank.  Capitalized terms used herein but not defined shall have their respective meanings set forth in the Merger Agreement.

I previously have been granted options to acquire shares of Company Common Stock, pursuant to one or more stock option agreements (the “Option Agreements”) between the Company and me, each and every one of which are listed on the attachment to this letter agreement (this “Agreement”).  With respect to the number of shares of Company Common Stock for which I have unexercised options under the Option Agreements to purchase such shares, which number of shares is also set forth on the attachment (the “Covered Options”), I acknowledge and agree that immediately prior to consummation of the Merger described above (the “Effective Time”), my Covered Options shall be terminated with no further action necessary on my part.

In consideration therefor, I shall receive, in lieu of the Covered Options and each share of Company Common Stock that otherwise would have been issuable upon exercise of the Covered Options, and at such time as set forth in the Merger Agreement, an amount in cash without interest equal to (i)(A) $51.00 minus (B) the exercise price per share with respect to the Covered Option in question, multiplied by (ii) the number of shares of Company Common Stock that otherwise would have been issuable upon such exercise (such amount, the “Option Termination Consideration”).  If the Option Termination Consideration determined for any Covered Option is less than zero, such Covered Option shall be cancelled without payment of any Option Termination Consideration. I acknowledge that the Option Termination Consideration to be received by me pursuant to this Agreement, and the Merger Agreement, are adequate consideration for my agreement to the terms and conditions of this Agreement, including, without limitation, the cancelation of the Option Agreements and the Covered Options and the release set forth below.

I hereby agree not to exercise any of my Covered Options before the Effective Time.  I further agree (a) to accept the Option Termination Consideration for all of my Covered Options in full satisfaction of all my rights under the Covered Options, and (b) that, without limitation,

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subject to receipt of the Option Termination Consideration for the Covered Options, such Covered Options and the Option Agreements will be cancelled and will terminate at the Effective Time.

I acknowledge that receipt of the Option Termination Consideration is subject to the satisfaction or fulfillment or waiver of the conditions of closing contained in the Merger Agreement, and that the Company may collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

Upon receipt of any Option Termination Consideration, I hereby release the Company, Parent and their respective subsidiaries, boards of directors, agents, attorneys, stockholders, successors and assigns from any and all obligations to me relating to the Covered Options and the Option Agreements.

I expressly acknowledge that this release is intended to include in its effect, without limitation, all claims relating to the Covered Options and the Option Agreements that I do not now know or suspect to exist, and that this Agreement contemplates the extinguishment of any such claim or claims. I further agree to take such additional actions and deliver such additional documents and certificates as may be reasonably requested by the Company and/or Parent to effect the transactions described in this Agreement.

I acknowledge that I have had the opportunity to consult with the tax, financial and legal counsel of my choice regarding execution of this Agreement, and have done so or knowingly declined to do so, and I am voluntarily executing this Agreement.

This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without regard to its choice of law principles.

In the event the Merger Agreement is terminated by the Company or Parent in accordance with its terms, this agreement shall automatically terminate and none of the parties hereto shall have any further liability or obligation to the other(s) with respect to the subject matter hereof in connection with the Covered Options.

        [Signature Page Follows]

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Very truly yours,

Signature

Name of Option Holder

Shares subject to Covered Options

Agreed and Acknowledged:

First American International Corp.

By:

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EXHIBIT C

FORM OF SHAREHOLDER AGREEMENT

This Shareholder Agreement, effective as of __________, 2018 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among RBB Bancorp, a California bank holding company (“Parent”), First American International Corp., a New York bank holding company (the “Company”) and the undersigned Shareholder (the “Shareholder”) of the Company. Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and between the Company and Parent (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), the Company will be merged with and into Parent, and immediately thereafter, the Company Bank will merge with and into Parent Bank (the “Merger”).

WHEREAS, as a condition and inducement to Parent to enter into the Merger Agreement and consummate the Merger and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, Parent has required the Shareholder to execute and deliver this Agreement upon the terms and conditions set forth herein.

WHEREAS,  the Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of the Company as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of the Company Common Stock Subject to this Agreement,” and the Shareholder is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) such number of shares of the Company Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of the Company Common Stock Subject to this Agreement” (such shares, together with any other shares of Company Common Stock acquired by the Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.Agreement to Vote Shares.

(a)As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof.

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(b)Until the Expiration Date, at every meeting of the shareholders of the Company at which the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to the following, the Shareholder shall vote (or cause to be voted) the Shares in favor of the approval of the Merger Agreement and the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement.

(c)Prior to the Expiration Date, the Shareholder will not take any action to exercise or perfect such Shareholder’s right to exercise dissenters’ rights in connection with the Merger or dissent to the Merger, with respect to or in accordance with the New York Business Corporation Law or otherwise.

(d)Shareholder makes no agreement or understanding in this Agreement in Shareholder's capacity as a director or officer of the Company or the Company Bank, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder's fiduciary duties as an officer or director of the Company, the Company Bank or to its shareholders or as a trustee or fiduciary of any employee benefit plan or trust of the Company.

2.Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to Parent as follows:

(a)Except as otherwise described in Appendix A, (i) the Shareholder is the record or beneficial owner of, and has good and valid title to, the Shares, and (ii) the shareholder has the sole right to vote the Shares, with no restrictions, limitations or qualifications on Shareholder’s rights of disposition pertaining to the Shares, except as provided herein.

(b)Other than pursuant to this Agreement or with Parent’s prior written consent, from the date hereof through and including the Expiration Date, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions.  Shareholder shall not, nor shall Shareholder permit any entity under such Shareholder’s control to, deposit any Shares in a voting trust.  This Section 2(b) shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder, provided, that a Transfer referred to in this paragraph shall be permitted if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

(c)Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy,

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insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable in accordance with its terms.

3.Additional Documents.  Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, as reasonably requested by Parent, to carry out the purpose and intent of this Agreement.

4.Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

5.Miscellaneous.

(a)Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b)Binding Effect and Assignment.  No provision of this Agreement shall be construed to require a Shareholder, Parent, Parent Bank, the Company, the Company Bank, or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind each Shareholder solely as a shareholder of the Company only with respect to the specific matters set forth herein.

(c)Amendment and Modification.  Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d)Specific Performance; Injunctive Relief. The parties acknowledge that Parent may be irreparably harmed by, and that there may be no adequate remedy at law for, a violation of any of the covenants or agreements of Shareholder set forth in this Agreement. Therefore, Shareholder hereby agrees that, in addition to any other remedies that may be available

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to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to such party at law or in equity without posting any bond or other undertaking.

(e)Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i)If Shareholder, at the address set forth below such Shareholder’s signature at the end hereof.

(ii)If to Parent and Parent Bank, to:

RBB Bancorp

660 South Figueroa Street, Suite 1888

Los Angeles, California  90017-3433

Attention: Alan Thian

President and Chief Executive Officer

Telephone: (213) 573-7928

Facsimile: (213) 533-7978

E-mail: athian@rbbusa.com

(iii)If to Company and Company Bank:

First American International Corp.

79 Bayard Street

New York, NY 10013

Attention:  Mark Ricca

Telephone:  (___) _____________

Facsimile:  (___) ______________

Email:        mark.ricca@faib.com

(f)Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York (however, not to the exclusion of any applicable Federal law), without regard to New York statutes or judicial decisions regarding choice of law questions.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or

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proceeding shall be heard and determined in such New York state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g)Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.  Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i)Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

[Signature Page Follows]

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First American International Corp.

By: _________________
Name: _________________
Title: _________________

RBB Bancorp By: _________________
Name: _________________
Title: _________________

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SHAREHOLDER COUNTERPART SIGNATURE PAGE

SHAREHOLDER:

By:

Name:

Title:

Address:_________________________________

_________________________________

Attn:_________________________________

Fax:_________________________________

Total Number of Shares of First American International Corp. Common Stock Subject to this Agreement___________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

_____________________________________________

Name:

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EXHIBIT A-1

PERSONS EXECUTING SHAREHOLDER AGREEMENT

ALL FIRST AMERICAN INTERNATIONAL CORP. AND BANK DIRECTORS

APPENDIX A

Shareholder Name:  _____________________________

Number of Shares:  _____________________________

Exceptions to Representations:

☐  Check the box if the following statement is applicable:  The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐  Check the box if the following statement is applicable:  The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

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